Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Appoints Steffen Pietzke as

Controller and Chief Accounting Officer

INCLINE VILLAGE, NV, June 24, 2015 -- PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that the company has appointed Steffen Pietzke, CPA, to the position of controller and chief accounting officer. Mr. Pietzke officially joins the company this week.

“Steffen is an excellent addition to PDL and brings over 14 years of accounting and financial reporting experience to our team,” stated Peter Garcia, vice president and chief financial officer of PDL BioPharma. “Having recognized more than $580 million in revenues in 2014, PDL is pleased with the relevant experience that Steffen brings to our team. His experience in auditing both venture capital firms and biopharmaceutical companies with revenues and with complex financial transactions will further strengthen our finance team and support our income generating efforts.”

Mr. Pietzke joins PDL from Ernst & Young LLP (E&Y), where he held the position of senior manager since 2013. He provided audit and related financial services to both public and private companies in the U.S., Europe and China. Prior to joining E&Y, Mr. Pietzke was with PricewaterhouseCoopers LLP for more than 12 years, most recently as a senior manager. He is highly regarded at these public accounting firms for his technical expertise and was focused on specific complex areas such as revenue recognition, financial instruments, derivatives, stock-based compensation and public offerings. Mr. Pietzke is a licensed Certified Public Accountant, a member of the American Institute of Certified Public Accountants and holds a Bachelor of Business Science degree in Accounting with honors from the University of Sciences in Offenburg, Germany.

About PDL BioPharma

PDL manages a portfolio of patents and royalty assets, consisting of its Queen et al. patents, license agreements with various biotechnology and pharmaceutical companies, and royalty and other assets acquired. To acquire new income generating assets, PDL provides non-dilutive growth capital and financing solutions to late-stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL has invested approximately $780 million to date. PDL evaluates its investments based on the quality of the income generating assets and potential returns on investment. PDL is currently focused on intellectual property asset management, acquiring new income generating assets and maximizing value for its shareholders.

The Company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue.

For more information, please visit www.pdl.com.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.